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                                                                       EXHIBIT h

                             DISTRIBUTION AGREEMENT

         THIS AGREEMENT is made as of this ____ day of __________ between The Oxbow Fund, LLC (the "Fund"), a New Jersey limited liability company, and C.J.M. Planning Corp., a New Jersey corporation ("CJM" or the "Distributor").

         WHEREAS, the Fund has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the "1940 Act"), and its units are registered with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act") and the Securities Exchange Act of 1934, as amended ("1934 Act"); and

         WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the 1934 Act.

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the Fund and Distributor hereby agree as follows:

         ARTICLE 1. Sale of Units. The Fund grants to the Distributor the exclusive right to sell Units (the "Units") of the Fund at the price set forth in the Prospectus (which shall not be less than the Fund's net asset value per Unit) as agent and on behalf of the Fund, in accordance with the terms of this Agreement and subject to the registration requirements of the 1933 Act and the 1934 Act, the rules and regulations of the SEC and the laws governing the sale of securities in the various states ("Blue Sky Laws").

         ARTICLE 2. Solicitation of Sales. In consideration of these rights granted to the Distributor, the Distributor agrees to use its best efforts in connection with the distribution of Units of the Fund; provided, however, that the Distributor shall not be prevented from entering

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into like arrangements with other issuers. The provisions of this paragraph do not obligate the Distributor to register as a broker or dealer under the Blue Sky Laws of any jurisdiction if it determines it would be uneconomical for it to do so or to maintain its registration in any jurisdiction in which it is now registered nor obligate the Distributor to sell any particular number of Units. The Distributor may contract with other dealers that are members of the NASD who will use their best efforts to offer and sell the Units.

         ARTICLE 3. Authorized Representatives. The Distributor is not authorized by the Fund to give any information or to make any representations other than those contained in the current registration statement and prospectus of the Fund filed with the SEC or contained in shareholder reports or other material that may be prepared by or on behalf of the Fund for the Distributor's use. The Distributor may prepare and distribute sales literature and other material as it may deem appropriate, provided that such literature and materials have been approved by the Fund prior to their use.

         ARTICLE 4. Registration of Units. The Fund agrees that it will take all action necessary to register Units under the federal and state securities laws so that there will be available for sale the number of Units the Distributor may reasonably be expected to sell and to pay all fees associated with said registration. The Fund shall make available its currently effective prospectus for the entire offering period as described therein. The Fund shall make available to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Units of the Fund.

         ARTICLE 5. Compensation. As compensation for providing the services under this Agreement the Fund shall pay to the Distributor a sales charge equal to $7 per Unit sold as

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described in the Fund's current prospectus, as amended from time to time.

         ARTICLE 6. Indemnification of Distributor. The Fund agrees to indemnify and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith), arising by reason of any person acquiring any Units, based on the ground that the registration statement, prospectus, shareholder reports or other information filed or mad public by the Fund (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements made not misleading. However, the Fund does not agree to indemnify the Distributor or hold it harmless to the extent that the statements or omission was made in reliance upon, and in conformity with, information furnished to the Fund by or on behalf of the Distributor.

         In no cases (i) is the indemnity of the Fund to be deemed to protect the Distributor against any liability to the Fund or its shareholders to which the Distributor or such person otherwise would be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Fund to be liable to the Distributor under the indemnity agreement contained in this paragraph with respect to any claim made against the Distributor or any person indemnified unless the Distributor or other person shall have notified the Fund in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor or such other

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person (or after the Distributor or the person shall have received notice of service on any designated agent). However, failure to notify the Fund of any claim shall not relieve the Fund from any liability which is may have to the Distributor or any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

         The Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Fund elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Fund and satisfactory to the indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Fund elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them. If the Fund does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants.

         The Fund agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of any of its Units.

         ARTICLE 7. Indemnification of Fund. The Distributor covenants and agrees that it will indemnify and hold harmless the Fund and each of its directors and officers and each person, if any, who controls the Fund within the meaning of Section 15 of the Act, against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith) based upon the 1933 Act, 1934 Act, 1940 Act or any other statute or common law and arising by reason of any person acquiring any Shares, and alleging a wrongful

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act of the Distributor of any of its employees or alleging that the registration statement, prospectus, Shareholder reports or other information filed or made public by the Fund (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon and in conformity with information furnished to the Fund by or on behalf of the Distributor.

         In no case (i) is the indemnity of the Distributor in favor of the Fund or any other person indemnified to be deemed to protect the Fund or any other person against any liability to which the Fund or such other person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Distributor to be liable under the indemnity agreement contained in this paragraph with respect to any claim made against the Fund or any person indemnified unless the Fund or person, as the case may be, shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Fund or upon any person (or after the Fund or such person shall have received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Fund or any person against whom the action is brought otherwise than on account of its indemnify agreement contained in this paragraph.

         The Distributor shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by the Distributor

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and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that the Distributor elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

         The Distributor agrees to notify the Fund promptly of the commencement of any litigation or proceedings against it in connection with the issue and sale of any of the Fund's Shares.

         ARTICLE 8. Effective Date. This Agreement shall be effective upon its execution, and unless terminated as provided, shall continue in force for two year(s) from the effective date. This Agreement shall automatically terminate in the event of its assignment. As used in this paragraph the term "assignment" shall have the meaning specified in the 1940 Act. In addition, this Agreement may at any time be terminated without penalty by Distributor, by a vote of a majority of Independent Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund upon not less than sixty days prior written notice to the other party.

         ARTICLE 9. Notices. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Fund or the Distributor notices shall be sent to 233 Wanaque Avenue, Pompton Lakes, New Jersey 07442.

         ARTICLE 10. Limitation of Liability. A copy of the Operating Agreement of the Fund has been provided to the Distributor and notice is hereby given that this Agreement is executed

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on behalf of the directors of the Fund as directors and not individually and that the obligations of this instrument are not binding upon any of the directors, officers or unitholders of the Fund individually but binding only upon the assets and property of the Fund.

         ARTICLE 11. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New Jersey and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New Jersey, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         ARTICLE 12. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         IN WITNESS, the Fund and Distributor have each duly executed this Agreement, as of the day and year above written.


                                             THE OXBOW FUND
                                             By: C.J.M. Asset Management, LLC
                                                 Investment Manger


                                             By:
                                                 -------------------------------
                                             Name:
                                             Title:


                                             C.J.M. PLANNING CORP.


                                             By:
                                                 -------------------------------
                                             Name:
                                             Title:

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